Exhibit 3.2

Board Rules of Pharming Group N.V.

Board Rules of Pharming Group N.V.

INTRODUCTION

Article 1. Introduction

1.1	These rules govern the organization, decision-making and other internal matters of the Board. In performing their duties, the Directors shall comply with these rules.

1.2	These rules shall be posted on the Website.

Article 2. Definitions and Interpretation

2.1	In these rules the following definitions shall apply:

•	Article: an article of these rules;

•	Articles of Association: the Company’s articles of association;

•	Audit Committee: the Company’s audit committee;

•	Board: the Company’s board of directors;

•	Board Meeting: a meeting of the Board;

•	CEO: the Company’s chief executive officer;

•	CFO: the Company’s chief financial officer;

•	Chairperson: the chairperson of the Board;

•

Committee: the Audit Committee, the Remuneration Committee, the Corporate Governance Committee and such other committee as the Board may establish from time to time to the exclusion of the Executive Committee;

•	Committee Charter: the charter of the relevant Committee or the Executive Committee;

•	Company: Pharming Group N.V.;

•	Company Secretary: the Company’s company secretary;

•	Corporate Governance Committee: the Company’s corporate governance committee;

•	Conflict of Interests: direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it;

•	Director: a member of the Board;

•	Diversity Policy: the Company’s diversity policy;

•	Executive Committee: the Company’s executive committee;

•	Executive Director: an executive Director;

•

External Auditor: the auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged to audit the Company’s annual accounts and annual report, or the Company’s independent outside audit firm for purposes of U.S. laws and regulations (including applicable NASDAQ and/or SEC requirements), as the context may require;

•	Family Member: a Director’s spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree;

•	General Meeting: the Company’s general meeting;

•	NASDAQ: the NASDAQ Stock Market;

•	Non-Executive Director: a non-executive Director;

•	Profile: the Company’s profile for the size, composition and independence of the group of Non-Executive Directors;

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Board Rules of Pharming Group N.V.

•	Remuneration Committee: the Company’s remuneration committee;

•	SEC: the U.S. Securities and Exchange Commission;

•	Simple Majority: more than half of the votes cast;

•	Vice-Chairperson: the vice-chairperson of the Board;

•	Website: the Company’s website.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

CHAPTER I. BOARD RULES

Article 3. Composition

3.1	The Board consists of up to three Executive Directors and up to seven Non-Executive Directors.

3.2	The size, composition and independence of the Board shall be determined taking into consideration the provisions of the Diversity Policy and the Profile.

3.3	The Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association and applicable law.

3.4

A person may be appointed as Executive Director for a term of up to four years, without limitation on the number of consecutive terms which an Executive Director may serve. A person may be appointed as Non-Executive Director for a maximum of two consecutive terms of up to four years each and, subsequently, for a maximum of two consecutive terms of up to two years each.

3.5

In the event two or more Executive Directors are in office, the Board may attribute titles to the individual Executive Directors, including (but not limited to) those of “Chief Executive Officer”, “Chief Financial Officer” and “Chief Medical Officer”. In the event one Executive Director is in office, that Executive Director shall carry the title of “Chief Executive Officer”.

3.6

The Board shall elect a Non-Executive Director to be the Chairperson and another Non-Executive Director to be the Vice-Chairperson. The Board may dismiss the Chairperson or the Vice-Chairperson, provided that the Non-Executive Director so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Chairperson or Vice-Chairperson, as the case may be.

3.7

A Director shall retire in the event of inadequate performance, structural incompatibility of interests, and in other instances where early retirement of the Director is considered necessary by the Board.

3.8	The Board shall ensure that:

a.	the Company has a sound plan in place for the succession of Directors which is aimed at retaining the appropriate balance in the requisite expertise, experience and diversity on the Board; and

b.	a retirement schedule is prepared in order to avoid, as much as possible and practicable, Non-Executive Directors retiring simultaneously.

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Board Rules of Pharming Group N.V.

3.9

The acceptance by an Executive Director of a position as supervisory director or non-executive director with another company or entity shall be subject to the approval of the Board. An Executive Director shall notify the Board in advance of any other position he/she wishes to pursue.

Article 4. Duties and Organization

4.1

The Board is charged with the management of the Company, subject to the restrictions contained in the Articles of Association, with the Executive Directors being primarily charged with the Company’s day-to-day operations and the Non-Executive Directors being primarily charged with the supervision of the performance of the duties of the Directors. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

4.2	The Board may obtain information from officers and external advisers of the Company in order to perform their duties, and the Company shall facilitate this.

4.3

All Directors shall follow an induction program geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company’s corporate culture, the Company’s relationship with employees and the responsibilities of a Director under applicable law.

4.4	The Executive Directors shall ensure that internal procedures are established and maintained which safeguard that relevant information is or becomes known to the Board in a timely fashion.

4.5

At least annually, the Board shall evaluate—outside the presence of the Executive Directors—the functioning of the Board, the Committees and the functioning of the individual Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Directors require further training or education. Each Non-Executive Director may require that all Non-Executive Directors be able to express their views confidentially during such evaluation. When performing the annual evaluation, the Non-Executive Directors shall at least consider:

a.	the mutual interaction among the Board;

b.	lessons learned from recent events; and

c.	the desired profile, composition, competency and expertise of the Board.

Article 5. Chairperson, Vice-Chairperson and Company Secretary

5.1	The Chairperson, in regular consultation with the CEO, shall ensure that:

a.	the Non-Executive Directors have proper contact with the Executive Directors, the Executive Committee, the Company’s employee representatives (if any) and the General Meeting;

b.	the Board elects a Vice-Chairperson;

c.	there is sufficient time for deliberation and decision-making by the Board;

d.	the Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

e.	the Board, the Executive Committee and the Committees have a balanced composition and function properly;

f.	the functioning of individual Directors is reviewed at least annually;

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g.	the Directors follow their induction program, as well as their education or training program (if and when relevant);

h.	the Executive Directors perform activities in respect of corporate culture;

i.

the Board is responsive to signs of misconduct or irregularities from the Company’s business and ensures that any material misconduct and irregularities, or suspicions thereof, are reported to the Board without delay;

j.	the General Meeting proceeds in an orderly and efficient manner;

k.	effective communication with the Company’s investors is assured; and

l.	the Non-Executive Directors shall be involved closely, and at an early stage, in any merger or takeover process involving the Company.

5.2	If the Chairperson is absent or incapacitated, he/she may be replaced temporarily by the Vice-Chairperson.

5.3

The Chairperson shall act on behalf of the Board as the primary contact for Directors and investors regarding the functioning of Directors, except for the Chairperson himself or herself. The Vice-Chairperson shall fulfil such role regarding the functioning of the Chairperson.

5.4	The Board may be supported by a Company Secretary. The Company Secretary may be appointed and dismissed by the Board.

Article 6. Decision-making

6.1	The Board shall meet as often as any Director deems necessary or appropriate.

6.2

Directors are expected to attend Board Meetings and the meetings of the Committees of which they are members. If a Director is frequently absent at such meetings, he/she shall be held accountable by the Board.

6.3

A Board Meeting may be convened by, or at the request of, any Director by means of a written notice sent to all Directors. Notice of a Board Meeting shall include the date, time, place and agenda for that Board Meeting. Board Meetings can be held through audio-communication facilities.

6.4

All Directors shall be given reasonable notice of at least five days for all Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

6.5

If a Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Board Meeting if all Directors not present or represented at that Board Meeting have waived compliance with the convening formalities in writing.

6.6

All Board Meetings shall be chaired by the Chairperson or, in his absence, by the Vice-Chairperson or, in his absence, by another Director designated by the Directors present at the relevant Board Meeting. The chairperson of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Director.

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6.7

Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are approved in the next Board Meeting, provided that the chairperson of the relevant Board Meeting may certify the minutes before they have been approved in the next Board Meeting in case such minutes are needed on an urgent basis.

6.8	Each Director may cast one vote in the decision-making of the Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

6.9	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

6.10	Resolutions of the Board shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority, unless these rules provide differently.

6.11	Where there is a tie in any vote of the Board, the relevant resolution shall not have been passed.

6.12

Resolutions of the Board may, instead of at a Board Meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 6.8 through 6.11 apply mutatis mutandis.

6.13

Each Director, group of Directors, or Committee can validly pass resolutions in respect of matters which fall under the tasks and duties allocated to such Director, group of Directors, or Committee, respectively, pursuant to these rules or a Committee Charter.

6.14

The Board may require that officers and external advisers of the Company attend Board Meetings. In particular, the Board shall request the External Auditor to attend the Board Meeting where the External Auditor’s audit report regarding the Company’s financial statements is discussed.

Article 7. Conflict of Interest

7.1

A Director shall promptly report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or such Director to the other Directors, providing all relevant information relating to such transaction, including the involvement of any Family Member.

7.2

The determination whether a Director has a Conflict of Interests shall primarily be the responsibility of that Director. However, in case of debate, that determination shall be made by the Board without the Director concerned being present.

7.3

A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he/she has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Board, the resolution may nevertheless be passed by the Board as if none of the Directors has a Conflict of Interests.

7.4

Transactions in respect of which a Director has a Conflict of Interests shall be agreed on arms’ length terms. Any such transactions where the Conflict of Interests is of material significance to the Company and/or to the Director concerned shall be subject to the approval of the Board.

7.5	In order to avoid potential Conflicts of Interests, or the appearance thereof, Directors shall not:

a.	enter into competition with the Company;

b.	demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.	provide unjustified advantages to third parties to the detriment of the Company;

d.	take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

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7.6	The Company shall not grant its Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

7.7

This Article 7 applies without prejudice to the rules under the Company’s related person transaction policy concerning decision-making with respect to related person transactions in which a Director is involved.

Article 8. Ownership of and Trading in Financial Instruments

8.1	The Directors shall be subject to the Company’s insider trading policy. In addition, each Director shall practice great reticence:

a.

when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Director violating applicable insider trading and/or market manipulation prohibitions; and

b.	when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

8.2	Any ordinary shares in the Company’s capital held by a Non-Executive Director are expected to be long-term investments.

8.3	This Article 8 applies without prejudice to the Company’s code of conduct and its insider trading policy.

Article 9. Executive Committee

9.1	The Executive Committee supports the CEO and CFO in performing their task shall be subject to this Article 9 and its Committee Charter.

9.2

Unless the Committee Charter provides differently, Article 6 applies mutatis mutandis to the decision-making of the Executive Committee, provided that references to the Chairperson should be interpreted as being references to the chairperson of the Executive Committee.

9.3	The Board shall regularly review and discuss the reports received from the Executive Committee.

Article 10. Committees

10.1	Each Committee shall be subject to this Article 10 and its respective Committee Charter.

10.2

Unless the relevant Committee Charter provides differently, Article 6 applies mutatis mutandis to the decision-making of each Committee, provided that references to the Chairperson should be interpreted as being references to the chairperson of the relevant Committee.

10.3	The Board shall regularly review and discuss the reports received from the respective Committees.

CHAPTER II. OTHER PROVISIONS

Article 11. Amendments and Deviations

Pursuant to a resolution to that effect, the Board may amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with applicable law and stock exchange requirements.

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Article 12. Governing law and Jurisdiction

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

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